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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cimarex Energy Co.:

We consent to the incorporation by reference in the registration statement on Form S-4 of Cimarex Energy Co. of our report dated February 9, 2004 with respect to the consolidated balance sheets of Cimarex Energy Co. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003.

                      /s/  KPMG LLP
                       KPMG LLP

Denver, Colorado
February 24, 2005

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Consent of Independent Registered Public Accounting Firm